OPERATING AGREEMENT
OF
UPSTREAM LIFE SECURITIES FUND I, LLC

A LOUISIANA LIMITED LIABILITY COMPANY

September 30, 2025

THE MEMBERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THIS AGREEMENT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

Exhibit A Defined Terms

Exhibit B List of Members

Exhibit C Tax Allocation Principles

Exhibit D Form of Adoption Agreement

OPERATING AGREEMENT

OF

UPSTREAM LIFE SECURITIES FUND I, LLC

This Operating Agreement (this “Agreement”) of Upstream Life Securities Fund I, LLC, a Louisiana limited liability company (the “Company”), is made and entered into effective as of September 30, 2025 (the “Effective Date”), by and among the Company and the Members.

RECITALS

WHEREAS, the Company has been formed as a Louisiana limited liability company pursuant to its Articles of Organization, dated and filed with the Louisiana Secretary of State on September 30, 2025 (the “Articles”), with Upstream Life Securities Company as the initial member and manager;

WHEREAS, the initial Manager of the Company shall be Upstream Life Securities Company (the “Manager”);

WHEREAS, the Company and Members now desire to enter into this Agreement to govern the conduct and affairs of the Company, and the rights and obligations of the Member.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINED TERMS

Terms with their initial letters capitalized used but not otherwise defined herein have the meanings given to them in Exhibit A and in Part C of Exhibit C attached hereto, unless otherwise expressly provided herein.

ARTICLE II
ORGANIZATION

Section 2.1.         Organization. The Company was organized as a limited liability company pursuant to the Act on September 30, 2025, by the filing of its Articles with the Secretary of State of Louisiana and shall be operated pursuant to the provisions of this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2.         Name; Registered Office; Registered Agent; Other Offices.

(a)               The name of the Company shall be “Upstream Life Securities Fund I, LLC”. The Company may do business under that name and under any other name or names the Manager may designate from time to time, and shall file, or shall cause to be filed for public record, any trade name filings and similar documents, and any amendments thereto, that the Manager may approve.

(b)               The registered office of the Company in the State of Louisiana shall be the initial registered office named in the Articles or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time.

(c)               The registered agent of the Company in the State of Louisiana shall be the initial registered agent named in the Articles or such other Person or Persons as the Manager may designate from time to time.

(d)               The principal office of the Company shall be as designated by the Manager from time to time, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Manager may designate from time to time either within or without the State of Louisiana.

Section 2.3.         Company Purpose. The Company’s purpose is to engage in any lawful activity for which limited liability companies may be formed under the Act.

Section 2.4.         Relationship of the Parties. The Members understand and agree that the arrangement and undertakings evidenced by this Agreement result in a partnership for purposes of federal income taxation and certain state income tax laws that incorporate or follow federal income tax principles. For every other purpose, the Members agree that their legal relationship to each other and to any third parties under other applicable state, federal or foreign law is that of members of a limited liability company and not of partners in a partnership or joint venture.

Section 2.5.         Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Managers may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Section 2.6.         Liability to Third Parties; Limited Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in tort, contract or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager, or Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company. No Member shall have any duty to the Company or any other Member except as expressly set forth in the Act, this Agreement and in other written agreements between or among them.

Section 2.7.         Member Action.

(a)               No Member shall, as such, have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Any Member who takes any action or binds the Company in violation of this Section 2.7(a) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such loss or expense.

(b)               Except as expressly required by this Agreement, no vote, consent or authorization of the Members shall be required for the taking of any action on behalf of or with respect to the Company. Any matter on which the Members are authorized to take action under the Act or this Agreement may be taken by the Members, in lieu of a meeting, by written consent to such action executed by Members holding not less than the number of outstanding Units that would be required to vote to approve the matter.

(c)               There shall be no requirement that the Company hold annual or other meetings of Members. Meetings of the Members may be called by the Manager or by Members holding at least one-third of the outstanding Units, and shall be held at such place as shall be designated from time to time by the Manager. Written notice (which shall state the purpose or purposes for which the meeting is called) of any meeting of the Members, stating the place, date and hour of the meeting, shall be mailed or given by or at the direction of the Manager to each Member at least ten (10) days prior to the meeting.

(d)               At all meetings of the Members, the presence in person or by proxy of Members holding at least a majority of the outstanding Units shall constitute a quorum at such meeting. All Members present in person or by proxy at such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum. If a quorum is present, the affirmative vote of those Members holding at least a majority of the outstanding Units shall be the act of the Members unless otherwise provided by this Agreement.

ARTICLE III
MEMBERS; CAPITAL CONTRIBUTIONS; CERTIFICATES

Section 3.1.         Members.

(a)               A Person shall only be admitted as a Member if (i) such Person acquires one or more Units from a Member in accordance with the provisions of this Agreement or is issued one or more Units as authorized by the Manager; and (ii) executes a counterpart or joinder to this Agreement and agrees in writing to be bound by the provisions of this Agreement.

(b)               Exhibit B hereto sets forth the name and address of each Member, together with such Member’s Capital Contribution and number of Units owned as of the date specified thereon. Notwithstanding Section 11.6, the Manager shall have the authority, without the need to obtain the consent of the Members, to cause Exhibit B to be amended or supplemented from time to time to reflect the admission of additional Members, additional Capital Contributions, or a change in Units otherwise permitted by this Agreement.

Section 3.2.         Certain Representations and Covenants of Members.

Each Member represents and warrants to the Company and the other Members that:

(a)               such Member is acquiring its Units solely for its own account and not with a view to any distribution or disposition thereof;

(b)               such Member understands and acknowledges that the Units (i) have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (ii) may not be Transferred or sold except in accordance with the terms of this Agreement and pursuant to a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws; and

(c)               without prior written notice to the Company, such Member shall not take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company.

Section 3.3.         Units; Capital Contributions.

(a)               Membership interests in the Company shall be represented by Units. The Company has authority to issue an unlimited number of Units. Subject to the term of this Agreement, the Manager may issue additional Units for such consideration and on such terms as the Manager may determine.

(b)               The amount of money and the fair market value of any property (determined as of the date of contribution by the Manager using such reasonable method of valuation as it may adopt) contributed to the Company by a Member in respect of the issuance of Units to such Member shall constitute a “Capital Contribution.” Except as otherwise provided in this Agreement, no Member shall be deemed to own Units until it has paid its related Capital Contribution in full.

Section 3.4.         Additional Capital Contributions.

(a)               No Member shall be required to make additional Capital Contributions once the Company has received in full the Member’s Capital Contribution associated with a related issuance of Units to such Member.

Section 3.5.         No Interest on Capital Accounts; Return of Capital Contributions.

(a)               No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Account at any time.

(b)               No Member shall be entitled to withdraw such Member’s Capital Contribution or to demand any distribution from the Company.

Section 3.6.         Expulsion; Voluntary Withdrawal.

(a)               Except as expressly provided in this Agreement, a Member may not be expelled or removed as a Member of the Company.

(b)               No Member shall have the right or power to voluntarily withdraw or disassociate from the Company, other than by means of a Transfer of all of its Units permitted by Article VIII.

Section 3.7.         Book-Entry System; No Certificates. The Company shall maintain a book-entry system for Unit ownership, and Units will be uncertificated unless the Manager determines that certificates evidencing such Units are necessary or advisable. Such uncertificated Units shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the appropriate Member.

ARTICLE IV
ALLOCATIONS; CAPITAL ACCOUNTS

Section 4.1.         Allocations of Profits and Losses. Subject to Section 4.2, Section 4.3 and the principles set forth in Exhibit C hereto (the “Tax Allocation Principles”), and after adjusting for all Capital Contributions and distributions made during such Fiscal Year, Profit and Loss (and, if necessary, individual items of income, gain, loss or deduction) shall be allocated at the close of each Fiscal Year (and at such other times in which it is necessary to allocate Profit and Loss or individual items thereof) in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account (which may be negative) shall, to the extent possible, be equal to:

(a)               an amount that would be distributed to such Member if (i) the Company were to sell the assets of the Company for their Book Values, (ii) all Company liabilities were settled in cash according to their terms (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), and (iii) the proceeds of the sale remaining after satisfaction of all Company liabilities, payment of the Liquidating Distribution were distributed by the Company pursuant to Section 5.2; minus

(b)               the sum of (i) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (ii) such Member’s share of partnership minimum gain determined pursuant to Section 1.704-2(g) of the Regulations, and (iii) such Member’s share of partner nonrecourse debt minimum gain determined pursuant to Section 1.704-2(i)(5) of the Regulations; computed immediately prior to the hypothetical sale of assets described in Section 4.1(a).

Section 4.2.         General Rules Relating to Allocations. Subject to Sections 706(c) and 706(d) of the Code, any allocation of Profit or Loss shall be made to those Persons shown on the records of the Company to have been Members as of the last day of the Fiscal Year of the Company for which the allocation is to be made, based upon the number of days that each Member held its Units during the Fiscal Year. The Manager is authorized, upon advice of the Company’s tax counsel, to amend any provision of this Article IV to comply with the Code and the Regulations; provided, however, that no amendment shall materially affect any distributions to a Member under Article V without that Member’s prior written consent.

Section 4.3.         Capital Accounts.

(a)               A separate Capital Account shall be maintained for each Member. These Capital Accounts shall be maintained in accordance with the provisions of this Section 4.3 and the Tax Allocation Principles.

(b)               The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Manager may make such modification. The Manager shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed to the Company or distributed to the Members and (ii) any liability that is secured by such contributed or distributed property or that is assumed by the Company or the Members, in the event the Manager shall determine that such adjustment is necessary or appropriate pursuant to Section 1.704-1(b)(2)(iv) of the Regulations. Property contributions or distributions shall be reflected in the Capital Accounts at their fair market value, determined as of the date of contribution by the Manager. Also, in the event the values of Company assets are adjusted as permitted by the Regulations, the Capital Accounts of all Members shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) or Section 1.704-1(b)(2)(iv)(m) of the Regulations, as applicable, to reflect such aggregate net adjustment. The Manager also shall make any adjustments or modifications as necessary or appropriate (A) to maintain equality between the Capital Accounts and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, or (B) in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

(c)               Except as otherwise expressly provided in this Agreement or as required by applicable law, no Member shall be required to restore a negative balance in its Capital Account.

(d)               Each item of income, gain, loss or deduction of the Company (determined in accordance with the Code and the Regulations as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year (or portion thereof), as of the end of such period, in a manner that as closely as possible gives economic effect to the provisions of Article V and Article IX and the other relevant provisions of this Agreement.

ARTICLE V
DISTRIBUTIONS

Section 5.1.         Available Funds. The Manager shall determine, in its sole discretion, whether the Company has funds on hand available for distribution to Members (taking into consideration the Company’s results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors the Manager deems relevant), as well as any restrictions under any applicable laws (including the Laws of the State of Louisiana), and the terms and provisions of any Company agreement, including any agreement relating to the Company’s indebtedness that would restrict distributions (funds from time to time, on a cumulative basis, satisfying the criteria set forth above are referred to as “Available Funds”).

Section 5.2.         Distributions. Provided that there are Available Funds, the Manager shall cause the Company to make distributions of the Available Funds to the Member.

ARTICLE VI
MANAGEMENT; RIGHTS, POWERS AND DUTIES

Section 6.1.         Management.

(a)               Management by Manager. All management powers over the business and affairs of the Company shall be exclusively vested in the Manager. The initial Manager shall be Upstream Life Securities Company (the “Manager”). The Manager shall have full power and authority to do all things on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

Section 6.2.         Powers of the Manager. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Manager shall have the following powers and authorities:

(A) To conduct, manage and control the business and affairs of the Company and to make such rules and regulations as the Manager shall deem to be in the best interests of the Company;

(B) to appoint and remove officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(C) to lend money and borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, guaranty agreements, hypothecations or other evidence of debt and securities therefor;

(D) to designate an executive and/or other committees to serve at the pleasure of the Manager, and to prescribe the manner in which proceedings of such committees shall be conducted;

(E) to lease, rent, acquire real and personal property, arrange financing and enter into contracts;

(F) to act as agent of the Company for in front of regulatory, administrative, other governmental bodies, utilities, or any other body;

(G) to enter into any business arrangement with affiliated or unaffiliated third parties including entering into a joint venture, partnership, joint tenancy, merger transaction, or any other arrangement with any third party;

(H) to raise funds for the Company including but not limited to creating and issuing Units, or creating, selling, and issuing addition classes of membership interests.

(I) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes, or activities of the Company.

Section 6.3.         Transactions Between the Company and the Manager or the Member(s). The Manager, the Member(s) and their respective Affiliates may engage in any transaction or other business arrangement (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as the terms of such transaction or other arrangement are at least as favorable to the Company as could have been obtained or entered into in a comparable arm’s-length transaction with a third party that is not an Affiliate.

ARTICLE VII
INDEMNIFICATION AND LIABILITY

Section 7.1.         Performance of Duties; Exculpation. No Manager or Affiliate of a Manager shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Person within the scope of the authority conferred on such Person by or pursuant to this Agreement except for liability for acts or omissions that are taken or omitted to be taken that involves the gross negligence or willful misconduct of such Person. By resolution of the Manager, the Company may, but shall not be obligated to, exculpate any employee or authorized agent of the Company to the same degree that Managers are exculpated under this Section 7.1.

Section 7.2.         Right to Indemnification from the Company. Subject to the limitations and conditions contained in this Article VII, each Manager who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Manager shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each, an “Expense”), and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. Notwithstanding anything contained herein to the contrary, no Person shall be entitled to indemnification pursuant to this Article VII if it is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) that the Proceeding is directly or substantially related to the gross negligence or willful misconduct of such Person.

Section 7.3.         Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Manager of the type entitled to be indemnified under Section 7.2 who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Manager’s ultimate entitlement to indemnification or ability to repay advances; provided, however, that the payment of such expenses incurred by a Manager in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Manager of his good faith belief that he is entitled to indemnification hereunder and a written undertaking, by or on behalf of such Manager, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Manager is not entitled to be indemnified by the Company under this Article VII or otherwise.

Section 7.4.         Indemnification of Employees. The Manager, by resolution, may indemnify and advance expenses to an officer, authorized agent or employee of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 7.2 and Section 7.3.

Section 7.5.         Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Manager or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

Section 7.6.         Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
TRANSFER OF UNITS

Section 8.1.         Restrictions on Transfer of Units. A Member shall have the right to Transfer any or all of its Units with the prior written consent of the Manager, which consent may be withheld or denied for any reason or no reason. If the Transfer is approved by the Manager, then the Transfer may be made provided that: (i) such Transfer complies in all respects with the terms and conditions of this Article VIII and all applicable federal and state securities laws and regulations, (ii) prior to such Transfer, such transferee agrees to be bound by the terms of this Agreement pursuant to an Adoption Agreement, and (iii) all amounts owed and due to the Company by such transferor Member have been paid in full prior to the effectiveness of such Transfer; provided, that any such Transfer shall not act to relieve the transferring Member of any liability or obligation owed to the Company, either directly or indirectly, as of the date of such Transfer. The Company will not recognize any purported Transfer that does not comply with this Section 8.1, and any such Transfer will be void and ineffective and shall not operate to Transfer any interest in or title to any Units to the purported transferee. The prohibitions set forth in this Section 8.1 shall include, but shall not be limited to, any agreement to limit, restrict or grant any voting rights with respect to any Units.

Section 8.2.         Cessation of Membership. If a Member Transfers all of its Units pursuant to this Article VIII and the transferee(s) of such Units is admitted as a Member(s) pursuant to Section 8.1, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Upon such cessation of the transferor Member’s membership in the Company, the transferor Member shall not be entitled to any distributions pursuant to Article V from and after the date of such cessation.

ARTICLE IX
DISSOLUTION, LIQUIDATION AND WINDING UP

Section 9.1.         Term. The term of the Company began on the date of the filing of the Articles with the Secretary of State of Louisiana, and the Company shall continue in existence until it is terminated pursuant to this Article IX.

Section 9.2.         Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events (each, a “Dissolution Event”):

(a)               the consent of the Manager;

(b)               with the consent of the Manager, the sale of all or substantially all of the assets of the Company; or

(c)               the entry of a decree of judicial dissolution under the Act.

Section 9.3.         Procedure for Winding Up and Dissolution. On the occurrence of a Dissolution Event, the Manager may select one or more Persons to act as liquidator(s) or may itself act as liquidator; provided, however, that no Manager shall receive any compensation for acting as a liquidator. The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to any third party liquidator. Until final distribution, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator(s) are as follows:

(a)               As promptly as possible after dissolution and again after final winding up, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(b)               The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up); provided, however, that the liquidator may establish one or more cash escrow funds (in such amounts and for such terms as the liquidator may reasonably determine) for the payment of contingent liabilities; and

(c)               The liquidator(s) shall use commercially reasonable efforts to sell all or substantially all of the Company’s assets, and any resulting proceeds and all remaining assets of the Company shall be distributed to the Members as follows:

(i)                 First, to the holders of the Units in the amount of the Liquidation Preference.

(ii)              Second, in accordance with Section 5.2 of this Agreement.

(d)               On completion of the distribution of Company assets as provided herein, the liquidator(s) shall file a certificate of dissolution with the Secretary of State of Louisiana and take such other actions as may be necessary to terminate the existence of the Company under the Act and other applicable law.

ARTICLE X
BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

Section 10.1.     Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 10.2.     Reports; Accounting. The Manager shall deliver to each Member:

(a)               a consolidated balance sheet of the Company and its Subsidiaries, as at the end of each fiscal quarter and the related statements of operations and cash flows for such quarter setting forth in each case, to the extent applicable, in comparative form the figures for the corresponding periods of the previous fiscal year all in reasonable detail, which shall fairly present the financial condition and results of operations of the Company and its Subsidiaries; and

(b)               a consolidated balance sheet of the Company and its Subsidiaries, as of the end of each Fiscal Year and the related statements of operations, partners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year which shall fairly present the financial condition and results of operations of the Company and its Subsidiaries.

Section 10.3.     Contents and Location of Required Records; Access to Accounts. The Company will maintain at its principal place of business the records the Company is required to maintain by the Act. Subject to Section 11.2, the Company shall afford to each of the Members and their respective counsel, accountants and other representatives, upon reasonable notice and during business hours access to all properties of the Company, books, records and other documents of the Company and shall furnish to each of the Members such information concerning the Company and copies of such documents as each Member may reasonably request.

Section 10.4.     Tax Returns.

(a)               The Company and its Subsidiaries shall prepare income tax returns on the accrual method of accounting and on a calendar year basis, unless otherwise required by law or decided by the Manager.

(b)               The Member(s) hereby designates Colby Arceneaux to act on behalf of the Company as the “tax matters partner” within the meaning of Code Section 6231(a)(7) and the “partnership representative” within the meaning of Code Section 6223(a). Any person who is designated as the partnership representative is referred to herein as the “Partnership Representative”. In the event of an audit by the IRS, the Partnership Representative shall make, on a timely basis, the election provided by Code Section 6226(a) to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Code Section 6226(b), provided that the Partnership Representative shall, if requested in writing by the Manager, not make such election. If the election under Code Section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Internal Revenue Code and shall be liable for any related interest, penalty, addition to tax, or additional amount.

(c)               The Manager shall arrange for the preparation and timely filing for each Fiscal Year or other period of all federal, state and local tax or information returns required to be filed by or on behalf of the Company. As soon as practicable after the end of each Fiscal Year, the Manager shall cause to be furnished to each Member all information required by such Member for its federal and state income tax reporting purposes with respect to the Company, including without limitation a copy of Schedule K-1 to the federal tax return of the Company on Form 1065 (or any similar successor schedule or return) showing the taxable income and loss of the Company for such Fiscal Year just ended and the allocation thereof to each Member. The Members shall each take reporting positions on their respective foreign, federal, state and local income tax returns consistent with the positions determined for the Company.

Section 10.5.     Tax Elections. The Manager shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Manager’s sole and absolute discretion in accordance with Section 6.4.

Section 10.6.     Partnership Status. The Members intend that the Company be classified as a partnership for federal, state and local income tax purposes and shall take all reasonable actions as may be required to qualify for and receive such classification. The Manager shall use its best efforts to avoid taking any action that would cause the Company to be classified as other than a partnership for federal income tax purposes. All provisions of this Agreement and the Articles are to be construed so as to preserve the Company’s tax status as a partnership.

ARTICLE XI
MISCELLANEOUS

Section 11.1.     Outside Business. Except as otherwise provided in this Agreement, any Member, Manager or Affiliate thereof may engage in, or possess an interest in other business ventures of any nature or description, independently, or with others, similar or dissimilar to the business of the Company and its Subsidiaries, and the Company and its Subsidiaries, and the other Members of the Company shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper. Except as otherwise provided in this Agreement or any other agreement with the Company or its Subsidiaries, no Member, Manager or Affiliate thereof shall be obligated to present any business or investment opportunity to the Company or its Subsidiaries even if such opportunity is of a character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries, and any Member, Manager or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. No “corporate opportunity” doctrine or other legal or equitable principle of law exists or shall apply to or arise in connection with the pursuit of any business opportunity by any Member, Manager or their Affiliates.

Section 11.2.     Confidentiality. During the term of this Agreement and for a period of two years after the earlier of the final dissolution of the Company or the cessation of such Member’s membership in the Company (such period, the “Restricted Period”), each Member agrees to keep strictly confidential and not disclose, use, divulge, publish or otherwise reveal, directly or through another Person, (i) any confidential or proprietary information regarding the Company, its Subsidiaries or any other Member and its Affiliates, (ii) the terms of this Agreement or the other agreements contemplated hereby, and (iii) all Company-related information obtained from an inspection of the Company’s books and records pursuant to Section 10.3 or otherwise, or included in the reports and statements provided pursuant to Section 10.2 (collectively, “Confidential Information”), except as may be necessary for the Member or Manager to perform its duties and obligations under the terms of this Agreement, in connection with filings with governmental agencies or courts or as otherwise required under applicable law, the applicable rules or regulations of any securities exchange or quotation system or in judicial proceedings involving the interpretation or enforcement of this Agreement, unless the Manager gives prior written consent to the disclosure. To the extent that Confidential Information is revealed, each party shall use its best efforts to have the Persons receiving such information retain it in confidence. Upon termination of this Agreement or upon the cessation of a Member’s membership in the Company, such Member shall return to the other Company all Confidential Information that such Member may then possess or have under its control. Each Member also agrees, during the Restricted Period, that it shall not use any Confidential Information for any competitive or other purposes detrimental to the Company or its Subsidiaries or the Members and their Affiliates.

Section 11.3.     Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and shall be deemed given and effective upon delivery, if delivered by nationally recognized overnight delivery service, certified US mail, return receipt requested or similar receipted delivery, or by electronic or facsimile transmission if addressed to and delivered to the address of the party set forth in the books of the Company or such other address as the party, by written notice to the other parties, may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be conclusive evidence of successful delivery.

Section 11.4.     Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter hereof and supersede all prior written and oral agreements, statements, and any prior or contemporaneous representation, statement, condition or warranty with respect thereto. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.

Section 11.5.     Third Party Rights. Except as provided in Article VII, nothing in this Agreement, either express or implied, is intended or shall be construed to confer upon or give to any Person other than the Company, the Members and their Affiliates any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 11.6.     Modification and Waiver. Subject to Section 3.1(b) and Section 3.4(b), this Agreement and the Articles shall not be amended or modified at any time except with the written unanimous consent of Members; provided, however, that this Agreement shall not be amended so as to disproportionately and adversely affect the specified preferences, rights, privileges, powers of voting rights of any Member (or class of Members) without the prior written consent of such Member or approval of two-thirds of the votes entitled to be cast by the class of Members. The failure by any Member to insist upon strict performance of any provision of this Agreement or to enforce any of its rights hereunder shall not be deemed to be a waiver of, or estoppel against, assertion of the right to require such performance, unless such waiver is an express written waiver that has been signed by the waiving party.

Section 11.7.          Power of Attorney.

(a)               Each Member hereby makes, constitutes, and appoints the Manager, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record: (i) all certificates of formation, assumed name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Manager may reasonably deem necessary or appropriate to be filed by the Company under the laws of the States of Delaware or any other state or jurisdiction in which the Company is doing or intends to do business; (ii) subject to Section 11.6, any and all amendments or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, that the Manager may reasonably deem necessary or appropriate to effect a change or modification of the Company approved by the Manager or Members, as applicable, in accordance with the terms of this Agreement, including without limitation amendments or changes to reflect (A) the exercise by the Manager of any power granted to it under this Agreement; (B) the admission of any Member, and (C) the disposition by any Member of its Units; (iii) all certificates of cancellation and other instruments that the Manager reasonably deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company which the Manager may reasonably deem necessary or appropriate to carry out fully the provisions of this Agreement in accordance with its terms; and (v) any instrument or agreement required to be executed by a Member that the Manager may reasonably deem necessary or appropriate to carry out fully the provisions of this Agreement in  accordance with its terms. Each Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

(b)               The power of attorney granted pursuant to this Section 11.7:

(i)                 is a special power of attorney coupled with an interest, and is irrevocable;

(ii)              may be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for all such Members; and

(iii)            shall survive the bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its Units, except that where the assignment is of such Member’s entire interest in the Company and the assignee is admitted as a Member of the Company, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

Section 11.8.     Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law of the State of Louisiana without the application of conflicts of law principals.

Section 11.9.     Table of Contents; Section Titles. The table of contents of this Agreement and the headings used herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

Section 11.10. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

Section 11.11. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 11.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which, when taken together, constitute one and the same instrument. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile or PDF also may deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 11.13. Costs and Attorneys’ Fees. In any action between the parties to this Agreement arising out of or connected with this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, his costs and expenses, including reasonable attorneys’ fees.

[Signature Page Follows]

       IN WITNESS WHEREOF, the undersigned Company and Members have executed this Operating Agreement effective as of September 30, 2025.

UPSTREAM LIFE SECURITIES FUND I, LLC By: _________________________________ Colby Arceneaux By Manager, Upstream Life Securities Company	UPSTREAM LIFE SECURITIES COMPANY By: _____________________________ Colby Arceneaux By Member and Manager, Upstream Life Securities Company

EXHIBIT A

DEFINED TERMS

For purposes of the Operating Agreement of Upstream Life Securities Fund I, LLC, a Louisiana limited liability company, to which this Exhibit A is attached, the following terms when used therein with their initial letters capitalized shall have the following meanings, unless the context requires otherwise.

“Act” means the Louisiana Limited Liability Company Law, as amended.

“Adoption Agreement” means that certain Adoption Agreement, substantially in the form attached hereto as Exhibit D.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or interests of such Person; (c) any officer, director, member, manager, trustee or (limited or general) partner of such Person or of any Person specified in (a) or (b) above; and (d) any Person in which any officer, director, member, manager, trustee or (limited or general) partner of any Person specified in (c) above is an officer, director, member, manager, trustee, or (limited or general) partner. For purposes of this definition, “control” (including, with correlative meaning, controlled by and under common control with) of a Person means the direct or indirect possession of the power to direct or cause the direction of management or policies of such Person through any means. The Company shall not be or shall not be deemed to be an Affiliate of (i) any Member; or (ii) any Affiliate of any Member.

“Book Value” with respect to any asset means “book value” for purposes of Section 1.704- 1(b)(2)(iv) of the Regulations.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Louisiana are authorized or required by law, regulation or executive order to close.

“Capital Account” means the account to be maintained by the Company for each Member in accordance with the following provisions:

(a)       A Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Article IV or the Tax Allocation Principles (other than the Code Section 704 allocations contained in Section B of the Tax Allocation Principles); and

(b)       A Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Article IV or the Tax Allocation Principles (other than the Code Section 704 allocations contained in Section B of the Tax Allocation Principles).

If any Units are Transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Units. If the book value of Company property is adjusted pursuant to Section B of the Tax Allocation Principles, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Members” means the Members holding Units as set forth on Exhibit B, as revised from time to time.

“Units” means Units representing membership interests in the Company entitled to the rights and obligations specified in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Fiscal Year” means the calendar year ending December 31, or such other twelve calendar month period as may be designated from time to time by the Manager subject to the requirements and limitations of the Code.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Pro Rata Portion” means, (1) with respect to Members and Units, a percentage equal to: (a) the number of Units held by such Member divided by (b) the aggregate amount of Units held by all Members.

“Profit” and “Loss” mean, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(a)       all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(b)       any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(c)       any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(d)       gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(e)       in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(f)       any item specially allocated under Exhibit C hereto shall not be taken into account in computing Profit and Loss.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” and “Subsidiaries” shall mean, with respect to the Company, any other Person of which fifty percent (50%) or more of the outstanding voting securities or interests of such Person are held directly or indirectly by the Company. As of the date of this Agreement, the only Subsidiary of the Company is Upstream Life Insurance Company.

“Transfer” means, when used as a noun, any direct or indirect sale, gift, mortgage, hypothecation, pledge, granting of a security interest, assignment, attachment, or other transfer or change of ownership; and, when used as a verb, means, to sell, give, hypothecate, pledge, grant a security interest, assign, or otherwise transfer or change ownership, in either case whether voluntary or involuntary. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2.       Additional Defined Terms . In addition to the defined terms set forth in Section 1 of this Exhibit A, the following defined terms used in this Agreement are defined in the Section of this Agreement referenced below:

Term	Section
Agreement	Preamble
Articles	Recitals
Available Funds	5.1
Manager	6.1(a)
Capital Contribution	3.3(b)

Company	Preamble
Confidential Information	11.2
Dissolution Event	9.2
Effective Date	Preamble
Expense	7.2
Manager	6.1(a)
Notice	11.3
Partnership Representative	10.4(b)
PDF	11.11
Proceeding	7.2
Restricted Period	11.2
Tax Allocation Principals	4.1

EXHIBIT B

LIST OF MEMBERS AS OF SEPTEMBER 30, 2025

Name and Address	Capital Contribution	Units
Upstream Life Securities Company	$100.00	100

EXHIBIT C

TAX ALLOCATION PRINCIPLES

For purposes of interpreting and implementing Article IV of the Operating Agreement (the “Agreement”) of Upstream Life Securities Fund I, LLC, the following rules shall apply and shall be treated as part of the terms of the Agreement:

A.       Special Allocation Provisions.

1.       The following special allocations shall be made in the following order notwithstanding any provision of the Agreement to the contrary:

(a)       Subject to the exceptions set forth in Section 1.704-2(f)(2)-(5) of the Regulations, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company profits and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Section 1.704-2(g)(2) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This subparagraph 1(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Regulations and for purposes of this subparagraph 1(a) only, each Member’s Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Section 4.1 and Section 4.2 of the Agreement with respect to such fiscal year and without regard to any net decrease in Member Minimum Gain during such fiscal year.

(b)       Subject to the exceptions set forth in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(3) of the Regulations, shall be specially allocated items of Company Profits and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This subparagraph 1(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this subparagraph 1(b), each Member’s Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Section 4.1 and Section 4.2 of the Agreement with respect to such fiscal year, other than allocations pursuant to subparagraph 1(a) hereof.

(c)       In the event any Members unexpectedly receive any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company Profits and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the deficits in their Adjusted Capital Account Balances created by such adjustments, allocations or distributions as quickly as possible.

(d)       In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company Profits and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 1(d) shall be made only if and to the extent such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in the Agreement have been made as if subparagraph 1(c) and this subparagraph 1(d) were not in the Agreement.

(e)       Nonrecourse Liabilities and Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with the percentages set forth in Section 4.1 of the Agreement. Allocations attributable to Exculpatory Liabilities shall be treated in the same manner as allocations attributable to Nonrecourse Liabilities.

(f)       Any Member Nonrecourse Deduction for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Regulations.

2.       No Losses shall be allocated to any Member to the extent that such allocation would result in a deficit in such Member’s Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event Losses shall first be allocated to any Members with positive Adjusted Capital Account Balances, and in proportion to such balances, to the extent necessary to reduce their positive Adjusted Capital Balances to zero.

3.       Any special allocations of items pursuant to paragraph 1 and paragraph 2 of this Part A shall be taken into account in computing subsequent allocations so that the net amount of any items so allocated and the Profits, Losses and all other items allocated to each such Member pursuant to Section 4.1 and Section 4.2 of the Agreement shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of Section 4.1 or Section 4.2, as applicable, of the Agreement if such special allocations had not occurred.

4.       For purposes of determining the amount of Profits or Losses to be allocated pursuant to Section 4.1 and Section 4.2 of the Agreement, any basis adjustments permitted pursuant to Section 743 of the Code shall be disregarded.

5.       Notwithstanding any provision of the Agreement to the contrary, in the event the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Member.

6.       Notwithstanding any provision of the Agreement to the contrary, to the extent any payments in the nature of fees made to a Member are finally determined by the IRS to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.

7.       Notwithstanding any other provision of the Agreement, to the extent required by law, Profits, gains, Losses and deductions attributable to property contributed to the Company by a Member shall be, solely for tax purposes, allocated among the Members so as to take into account any variation between the basis of the property and the fair market value of the property at the time of contribution in accordance with the requirements of Section 704(c) of the Code and the applicable Regulations thereunder as more fully described in Part B hereof. Such allocations are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to the Agreement.

B.       Capital Account Adjustments and 704(c) Tax Allocations.

1.       For purposes of computing the amount of any item of Profits, gains, Losses or deductions to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:

(a)       Any deductions for depreciation, cost recovery or amortization (other than depletion under Section 611 of the Code) attributable to a Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon an adjustment to the Carrying Value of any Company property (other than property subject to depletion under Section 611 of the Code), any future deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

(b)       Any Profits, gains or Losses attributable to the taxable disposition of any property (including any property subject to depletion under Section 611 of the Code) shall be determined by the Company as if the adjusted basis of such property as of such date of disposition was equal in amount to the Company’s Carrying Value with respect to such property as of such a date.

2.       A transferee of any Units will succeed to the Capital Account relating to the Units transferred; provided, however, that if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company properties shall be deemed to have been distributed to a new company (the New Company) in exchange for interests in the New Company, and the Company shall distribute interests in the New Company to the Members in accordance with the Regulations. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles set forth herein.

       3.       Upon an issuance of additional Units for cash or Contributed Property, the Capital Accounts of all Members (and the Carrying Values of all Company properties) shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof, immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to Section 4.2 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Manager using such reasonable methods of valuation as they may adopt.

4.       Immediately prior to the distribution of any Company property in liquidation of the Company, the Capital Accounts of all Members (and the Carrying Values of all Company properties) shall be adjusted (consistent with the provisions hereof and Section 704 of the Code) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to Section 4.1 of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Manager using such reasonable methods of valuation as they may adopt.

5. In accordance with Section 704(c) and the Regulations thereunder, Profits, gains, Losses and deductions with respect to any Contributed Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Agreed Value.

6.       In the event the Carrying Value of any Company asset is adjusted as described in paragraph 3 or 4 above, subsequent allocations of Profits, gains, Losses and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

7.       Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of the Agreement.

C.       Definitions. Unless otherwise defined in Exhibit A to this Agreement, the following terms shall have the meanings indicated for the purposes of this Exhibit, unless the context clearly indicates otherwise:

“Adjusted Capital Account Balance” means the balance in the Capital Account of a Member as of the end of the relevant Fiscal Year, after giving effect to the following: (a) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of the Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, and (b) debit to such capital account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Agreed Value” means the fair market value of Contributed Property as agreed to by the contributing Member and the Company, using such reasonable method of valuation as they may adopt.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Members’ Capital Accounts with respect to such property, as well as any other charges for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination, and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination. The Carrying Value of any property shall be adjusted in accordance with the principles set forth herein.

“Company Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Contributed Property” means each Member’s interest in property or other consideration (excluding services and cash) contributed to the Company by such Member.

“Exculpatory Liability” means a liability of the Company that is not secured by any specific property and that is recourse to the Company as an entity, but is nonrecourse to any Member.

“Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.

“Member Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during the Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.702-2(i)(2) of the Regulations.

“Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations. The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

EXHIBIT D

FORM OF ADOPTION AGREEMENT

The undersigned is executing this Adoption Agreement (this “Adoption Agreement”) as of _____________, 20__ pursuant to the Operating Agreement of Upstream Life Securities Fund I, LLC, a Louisiana limited liability company (the “Company”) dated as of ____________________, 2025 (including the Exhibits thereto) as amended or restated from time to time (the “Operating Agreement”). A copy of the Operating Agreement as in force as of the date hereof is attached hereto. Capitalized terms not defined herein shall have the meanings assigned to them in the Operating Agreement.

By executing this Adoption Agreement, the undersigned agrees as follows:

1.       Operating Agreement. The undersigned is a [Transferee] of [_____] [____________] Units of the Company (the “Transferred Units”). The undersigned acknowledges that it has received and read the Operating Agreement as in force as of the date hereof and acknowledges that it is acquiring the Transferred Units subject to the terms and conditions of the Operating Agreement. The undersigned agrees that the Transferred Units are bound by and subject to all of the terms and conditions of the Operating Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Operating Agreement as a Member to the same extent as if the undersigned were an original party to the Operating Agreement.

2.       Notice. Any notice required by the Operating Agreement shall be given to undersigned at the address listed beside undersigned’s signature below.

[TRANSFEREE]: Name: Address: Email:	UPSTREAM LIFE SECURITIES FUND I, LLC By: Name: Manager